UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported) January 28, 2003

    (Exact name of registrant as specified in its charter) DST Systems, Inc.

          (State or other      (Commission                (I.R.S. Employer
           jurisdiction        File Number)               Identification No.)
         of incorporation)

             Delaware            1-14036                      43-1581814


                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 9  REGULATION FD DISCLOSURE

See attached as an Exhibit to this Form 8-K a News Release released January 28, 2003 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934. The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DST Systems, Inc.


                                    /s/ Randall D. Young
                                    Vice President, General Counsel
                                    and Secretary

Date: January 29, 2003

        DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2002 FINANCIAL RESULTS

KANSAS CITY, MO. (January 28, 2003) - DST's consolidated net income for the fourth quarter 2002 decreased 11.5% to $45.4 million ($0.38 per diluted share) compared to fourth quarter 2001 net income of $51.3 million ($0.42 per diluted share). Fourth quarter 2002 results include net non-recurring after tax losses of $7.5 million, primarily related to $2.0 million of costs associated with facility and other consolidations within the Output Solutions segment, $1.2 million of costs related to joint venture lease abandonment charges and $4.3 million related to impairment charges on marketable securities. Fourth quarter 2001 results include net non-recurring after tax income of $1.5 million, primarily related to $13.5 million related to a state sales tax refund and $3.3 million related to net gains on securities, reduced by after tax losses of $12.7 million related to software and intangible asset impairments and $2.6 million related to joint venture lease abandonment charges. Excluding non-recurring items recorded in both the fourth quarters of 2002 and 2001, DST's consolidated net income for the quarter ended December 31, 2002 was $52.9 million ($0.44 per diluted share) compared to fourth quarter 2001 net income of $49.8 million ($0.41 per diluted share), a 6.2% increase in net income and a 7.3% increase in diluted earnings per share.

For the full year, DST's consolidated net income in 2002 decreased 8.4% to $209.0 million ($1.72 per diluted share) compared to $228.2 million ($1.81 per diluted share) in 2001. Full year 2002 results include net non-recurring after tax losses of $6.8 million, primarily related to $7.9 million of costs associated with facility and other consolidations within the Output Solutions segment and $1.2 million of costs related to joint venture lease abandonment charges, partially offset by $2.3 million of net gains on securities. Full year 2001 results include net non-recurring after tax income of $27.0 million, primarily related to a gain of $20.0 million on the sale of DST's Portfolio Accounting Systems ("PAS") business, $13.5 million related to a state sales tax refund and $8.8 million related to net gains on securities, reduced by after tax losses of $12.7 million related to software and intangible asset impairments and $2.6 million related to joint venture lease abandonment charges. Excluding non-recurring items, DST's consolidated net income was $215.8 million ($1.77 per diluted share) in 2002 compared to $201.2 million ($1.60 per diluted share) in 2001, a 7.3% increase in net income and a 10.6% increase in diluted earnings per share.

Revenues

The following table summarizes the Company's revenues by segment (in millions):

                       Three months ended          Year ended
                          December 31,             December 31,
                       -----------------       -------------------
                         2002      2001           2002      2001
                       --------  -------       ---------  --------

Revenues
 Financial Services
  Operating            $ 259.0   $ 239.9       $  970.8      903.8
  OOP reimbursements      31.6      32.4          143.9      143.6
                       --------  -------       ---------  --------

                       $ 290.6   $ 272.3       $1,114.7   $1,047.4
                       ========  =======       =========  ========


 Output Solutions
  Operating            $ 134.8   $ 142.0       $  567.8   $  607.7
  OOP reimbursements     155.3     146.3          606.6      607.3
                       --------  -------       ---------  --------

                       $ 290.1   $ 288.3       $1,174.4   $1,215.0
                       ========  =======       =========  ========


 Customer Management
  Operating            $  43.1   $  47.3       $  177.5   $  198.7
  OOP reimbursements      16.7      16.5           64.4       69.1
                       --------  -------       ---------  --------

                       $  59.8   $  63.8       $  241.9   $  267.8
                       ========  =======       =========  ========


 Investments and Other
  Operating            $  14.2   $  11.1       $   54.8   $   40.1
  OOP reimbursements       0.2       0.1            0.6        0.4
                       --------  -------       ---------  --------

                       $  14.4   $  11.2       $   55.4   $   40.5
                       ========  =======       =========  ========


 Eliminations
  Operating            $ (28.2)  $ (24.6)      $ (113.0)  $  (94.3)
  OOP reimbursements     (22.1)    (21.6)         (89.6)     (95.7)
                       --------  -------       ---------  --------

                       $ (50.3)  $ (46.2)      $ (202.6)  $ (190.0)
                       ========  =======       =========  ========


 Total Revenue
  Operating            $ 422.9   $ 415.7       $1,657.9   $1,656.0
  OOP reimbursements     181.7     173.7          725.9      724.7
                       --------  -------       ---------  --------

                       $ 604.6   $ 589.4       $2,383.8   $2,380.7
                       ========  =======       =========  ========

Consolidated total revenues for the quarter increased $15.2 million or 2.6% over the prior year quarter and for the year increased $3.1 million or 0.1% over the prior year. Consolidated operating revenues for the quarter increased $7.2 million or 1.7% over the prior year quarter. Financial Services operating revenues increased due to increased revenues from U.S. mutual fund servicing and the inclusion of revenues from the consolidated operations of lock\line, LLC ("lock\line"), which was acquired August 2, 2002, partially offset by a decrease in EquiServe, Inc. ("EquiServe") demutualization and corporate action servicing revenues. Output Solutions operating revenues declined from lower telecommunications, brokerage and trade confirmation volumes and Customer Management operating revenues declined from the loss of a customer in 2001. Consolidated Out-of-Pocket ("OOP") reimbursements increased $8.0 million or 4.6% from the prior year quarter. For the year ended December 31, 2002 consolidated operating revenues were essentially unchanged as higher Financial Services revenues, principally from the inclusion of lock\line, were offset by lower revenues from the Output Solutions and Customer Management segments.

Income from operations

The following table summarizes the Company's income (loss) from operations by segment (in millions):

                                  Three months ended          Year ended
                                     December 31,             December 31,
                                  -----------------       -------------------
                                    2002     2001           2002       2001
                                  --------  -------       ---------  --------
  Income (loss) from operations
  Financial Services              $  67.5   $  64.7       $  252.9   $  222.4
  Output Solutions                    0.3      14.3           23.1       65.5
  Customer Management                 5.2     (14.2)          20.1       (1.5)
  Investments and Other               2.0       3.3            7.2        7.1
                                  --------  -------       ---------  --------

                                  $  75.0   $  68.1       $  303.3   $  293.5
                                  ========  =======       =========  ========

Consolidated income from operations totaled $75.0 million for the quarter and $303.3 million for the year ended December 31, 2002, an increase of $6.9 million or 10.1% over the 2001 fourth quarter and an increase of $9.8 million or 3.3% over 2001 full year results. In 2002, consolidated income from operations include facility and other consolidation costs of $3.0 million in the fourth quarter and $12.0 million for the full year within the Output Solutions segment. In 2001, consolidated income from operations included $19.5 million of costs related to software and intangible asset impairments in the Output Solutions and Customer Management segments, partially offset by $13.6 million of income in the Financial Services segment from a state sales tax refund, all of which were recorded in the fourth quarter. Excluding these non-recurring items, consolidated income from operations totaled $78.0 million for the quarter and $315.3 million for the year ended December 31, 2002, an increase of $4.0 million or 5.4% over the 2001 fourth quarter and an increase of $15.9 million or 5.3% over 2001 full year results.

The following table summarizes income from operations by segment, excluding non-recurring items (in millions):

                                  Three months ended          Year ended
                                     December 31,             December 31,
                                  -----------------       -------------------
                                    2002     2001           2002       2001
                                  --------  -------       ---------  --------
  Income from operations
  Financial Services              $  67.5   $ 51.1        $  252.9   $ 208.8
  Output Solutions                    3.3     18.0            35.1      69.2
  Customer Management                 5.2      1.6            20.1      14.3
  Investments and Other               2.0      3.3             7.2       7.1
                                  --------  -------       ---------  --------
                                  $  78.0   $ 74.0        $  315.3   $ 299.4
                                  ========  =======       =========  ========

Segment Results

Financial Services Segment
Financial Services segment total revenues (including OOP reimbursements) for the fourth quarter 2002 were $290.6 million, an increase of $18.3 million or 6.7% over the fourth quarter 2001. Financial Services segment operating revenues (excluding OOP reimbursements) for the fourth quarter 2002 were $259.0 million, an increase of $19.1 million or 8.0% over the fourth quarter 2001.

U.S. Financial Services segment operating revenues in the fourth quarter 2002 increased $13.1 million or 6.1% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and the inclusion of lock\line revenues partially offset by a decrease in EquiServe revenues from lower demutualization activity and lower revenues from slower general market activity.

U.S. mutual fund servicing revenues increased as U.S. mutual fund open shareowner accounts processed totaled 80.0 million at December 31, 2002, an increase of 1.6 million or 2.0% during the quarter and an increase of 5.6 million or 7.5% from the 74.4 million serviced at December 31, 2001. During the quarter, approximately 1.7 million shareowner accounts were converted from three new clients, Columbia, Nuveen and Pioneer. For the year, excluding conversions of new clients, accounts processed increased 1.9 million or 2.6%.

Retirement plan accounts serviced (which include 529 savings plan accounts) totaled 31.3 million at December 31, 2002, an increase of 1.1 million or 3.6% for the quarter and an increase of 4.7 million or 17.7% from the 26.6 million serviced at December 31, 2001. IRA accounts serviced increased 0.4 million during the quarter, primarily from new client conversions, and increased 1.4 million from December 31, 2001 to 19.9 million at December 31, 2002. 401(k) accounts serviced increased 0.3 million or 3.3% during the quarter and 1.9 million or 25.7% from December 31, 2001 to 9.3 million accounts at December 31, 2002. 529 savings plan accounts serviced increased 0.4 million or 23.5% during the quarter and increased 1.4 million or 200.0% from December 31, 2001 to 2.1 million at December 31, 2002.

DST will convert approximately six million mutual fund shareowner accounts to TA2000 in the first quarter of 2003. DST has obtained commitments from two prospective clients for its subaccounting component of TA2000. The conversion of these two subaccounting clients is expected to result in a net increase of 1.8 million accounts when fully converted, which will occur in stages over a two year period beginning later in 2003. There also continues to be activity in requests for proposals from potential new U.S. and international mutual fund customers.

Subsequent to year end, DST has assumed responsibility for the Scudder Service Company transfer agency operation. Scudder had previously been a remote service client of DST. In connection with this transaction, approximately 400 Scudder Service Company employees became DST associates.

EquiServe shareowner accounts serviced totaled 24.7 million at December 31, 2002, an increase of 0.6 million during the quarter, primarily from increased accounts resulting from one large corporate merger partially offset by clients offering "odd-lot" redemption programs for small investors and shareowner account attrition. EquiServe shareowner accounts decreased 2.5 million accounts from December 31, 2001, primarily from the loss of one significant client, "odd-lot" redemption programs and shareowner account attrition.

U.S. AWD workstations licensed were 64,700 at December 31, 2002, an increase of 3.0% for the quarter and an increase of 11.9% from December 31, 2001.

International Financial Services segment operating revenues totaled $30.3 million for the fourth quarter 2002, an increase of $6.0 million or 24.7% over the prior year quarter, primarily from higher investment accounting license, maintenance and processing revenues partially offset by lower consulting and development revenues. International AWD workstations licensed were 30,100 at December 31, 2002, an increase of 2.0% for the quarter and an increase of 8.7% from December 31, 2001.

Financial Services segment income from operations for the fourth quarter 2002 increased $2.8 million or 4.3% over the prior year quarter to $67.5 million. Excluding the effect of a non-recurring state sales tax refund received in 2001, Financial Services segment income from operations for the fourth quarter 2002 increased $16.4 million or 32.1% over the prior year quarter, primarily due to the acquisition of lock\line, higher levels of U.S. mutual fund accounts serviced and increased investment accounting revenues. Excluding the 2001 non-recurring item, costs and expenses decreased 0.4% compared to the prior year quarter from lower EquiServe costs associated with reduced demutualization activities and other cost containment activities and depreciation and amortization costs increased 11.8% compared to the prior year quarter, primarily as a result of the acquisition of lock\line partially offset by the required cessation of goodwill amortization.

Financial Services segment operating revenues for the year ended December 31, 2002 were $970.8 million, an increase of $67.0 million or 7.4% over the prior year period, principally from the inclusion of lock\line beginning in August 2002 and from the inclusion of EquiServe for all of 2002 as compared to only nine months of 2001. Financial Services segment income from operations for the year ended December 31, 2002 increased $30.5 million or 13.7% over the prior year period to $252.9 million. Excluding the 2001 non-recurring items previously discussed, segment income from operations for 2002 increased $44.1 million or 21.1% over the prior year period, primarily from the inclusion of lock\line, the inclusion of EquiServe for the full year of 2002 and cost containment efforts. Excluding the 2001 non-recurring item, full year costs and expenses increased 2.8% over the prior year period, principally from the inclusion of EquiServe for the full year of 2002 and the acquisition of lock\line partially offset by cost containment activities. Depreciation and amortization increased 2.1% over the prior year period, primarily as a result of the acquisition of lock\line partially offset by the required cessation of goodwill amortization.

Output Solutions Segment
Output Solutions segment total revenues for the fourth quarter 2002 totaled $290.1 million, an increase of $1.8 million over the fourth quarter 2001. Segment operating revenues for the quarter ended December 31, 2002 were $134.8 million, a decrease of $7.2 million or 5.1% from fourth quarter 2001. The revenue decline resulted from lower telecommunications revenues due to lower volumes and unit prices and declines in brokerage related marketing fulfillment and trade confirmation volumes partially offset by the inclusion of new international operations of $5.7 million. Although images produced in the fourth quarter 2002 increased 4.8% to 2.2 billion, items mailed decreased 0.7% to 434 million compared to fourth quarter 2001.

Output Solutions segment income from operations for the fourth quarter decreased $14.0 million or 97.9% over the prior year quarter to $0.3 million. Excluding non-recurring items associated with previously announced facility and other consolidations in 2002 and software impairments in 2001, Output Solutions segment income from operations for the fourth quarter decreased $14.7 million or 81.7% over the prior year quarter to $3.3 million, primarily due to lower revenues described above, higher personnel costs and a loss from the new international operation. Excluding non-recurring items, costs and expenses increased 6.5% over the prior year period, principally due to the addition of the new international operation and higher OOP costs from increased postage rates. Depreciation and amortization decreased 2.9% over the prior year quarter.

Output Solutions segment operating revenues for the year ended December 31, 2002 were $567.8 million, a decrease of $39.9 million or 6.6% over the prior year period for the reasons previously noted. Excluding non-recurring items, Output Solutions segment income from operations for the year ended December 31, 2002 decreased $34.1 million or 49.3% over the prior year period to $35.1 million, primarily from lower operating revenues.

As previously announced, Output Solutions is consolidating its operations into three primary facilities and is closing certain other smaller facilities, which it believes will result in operational efficiencies. The segment recorded costs associated with facility and other consolidations of $3.0 million and $12.0 million, respectively, for the quarter and year ended December 31, 2002. Estimated additional charges of $2 - $4 million related to facility consolidations will be expensed when incurred. There may be material differences between these estimates and actual costs.

Customer Management Segment
Customer Management segment total revenues for the fourth quarter 2002 totaled $59.8 million, a decrease of $4.0 million from fourth quarter 2001. Customer Management segment operating revenues for the quarter ended December 31, 2002 were $43.1 million, a decrease of $4.2 million or 8.9% from the 2001 quarter. Processing and software service revenues for the quarter decreased $3.6 million or 8.0% and equipment sales decreased $0.6 million or 28.6% compared to fourth quarter 2001. Processing and software service revenues decreased primarily as a result of the loss of a U.S. cable customer in 2001. Total cable and satellite subscribers serviced were 41.1 million at December 31, 2002, an increase of 0.5% compared to year end 2001 levels, principally from an increase in U.S. satellite and international cable subscribers serviced, partially offset by a decrease in U.S. cable subscribers. Customer Management segment income from operations for the fourth quarter 2002 increased $19.4 million over the prior year quarter to $5.2 million. Excluding non-recurring costs related to software and intangible impairments in 2001, income from operations for the fourth quarter 2002 increased $3.6 million or 225.0% over the prior year quarter. Costs and expenses decreased $5.9 million or 10.1% from the fourth quarter 2001, primarily attributable to cost containment activities and lower processing costs from lower levels of U.S. cable subscribers. Excluding non-recurring items, depreciation and amortization decreased $1.7 million or 47.2% compared to the prior year quarter, primarily from lower capitalized software amortization and the elimination of goodwill amortization.

Customer Management segment operating revenues for the year ended December 31, 2002 were $177.5 million, a decrease of $21.2 million or 10.7% compared to the prior year period, primarily from the loss of a customer in fourth quarter 2001. Excluding non-recurring costs, Customer Management segment income from operations for the year ended December 31, 2002 increased $5.8 million or 40.6% over the prior year period to $20.1 million, primarily from cost containment activities and lower processing costs.

As previously disclosed, Charter Communications Inc. ("Charter") plans to discontinue its processing agreement. At December 31, 2002 approximately 3.5 million Charter subscribers were serviced.

The Company has signed a long term extension to its agreement with Comcast for the subscriber base currently being processed and entered into a new long term contract with DirecTV for the continued provision of subscriber billing services.

Investments and Other Segment
Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $14.2 million for the quarter ended December 31, 2002, an increase of $3.1 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations decreased $1.3 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                  Three months ended          Year ended
                                     December 31,             December 31,
                                  -----------------       -------------------
                                    2002     2001           2002       2001
                                  --------  -------       ---------  --------
  BFDS                            $   0.9   $  0.2        $  5.4     $   3.5
  IFDS U.K.                          (1.4)    (3.7)         (1.9)       (3.5)
  IFDS Canada                         0.3      2.0           1.5         5.0
  Other                               0.1     (1.7)          1.5        (6.5)
                                  --------  -------       ---------  --------
                                  $  (0.1)  $ (3.2)       $  6.5     $  (1.5)
                                  ========  =======       =========  ========

Increased earnings at BFDS resulted from higher revenues from client additions and reduced operating expenses from cost containment efforts and the inclusion of a non-recurring charge of $1.0 million in 2001 related to lease abandonment charges. IFDS U.K. results include non-recurring charges of $1.8 million in 2002 and $3.0 million in 2001 related to lease abandonment charges. Excluding non-recurring items, IFDS U.K. results improved primarily due to higher revenues from new clients partially offset by costs associated with new client conversion activity. Accounts serviced at IFDS U.K. were 3.5 million at December 31, 2002, an increase of 0.4 million for the quarter and for the year, primarily from conversions of new clients. IFDS Canada earnings decreased from lower revenues from client funded development work and increased costs of operations. The prior year loss reported in "Other" is primarily the result of losses attributable to exchange-America, which discontinued operations in the fourth quarter 2001.

Other income, net
Other losses were $2.2 million for the fourth quarter 2002, compared to other income of $16.7 million for the fourth quarter 2001. Fourth quarter 2002 results include $4.4 million of income primarily related to interest and dividend income. In accordance with developing guidance on accounting for other than temporary impairments, the Company recognized a $6.0 million impairment charge on marketable securities in the fourth quarter 2002. Fourth quarter 2001 results include $4.6 million of income primarily related to interest and dividend income, $7.2 million of interest income related to a non-recurring state sales tax refund and $5.0 million related primarily to net gains on securities.

Other income was $20.2 million for the year ended December 31, 2002, compared to $36.2 million for the prior year. Year to date 2002 results include $16.8 million primarily related to interest and dividend income, a $2.3 million gain from the sale of the DST Output presort business and $1.2 million related primarily to net gains on securities. Year to date 2001 results include $15.5 million primarily related to interest and dividend income, $13.5 million related primarily to net gains on securities and $7.2 million of interest related to a non-recurring state sales tax refund.

Interest expense
Interest expense was $4.0 million for the quarter ended December 31, 2002 and $13.4 million for the year ended December 31, 2002, compared to $2.7 million in the prior year quarter and $7.5 million in the prior year. Average debt balances were higher in 2002 compared to 2001, primarily as a result of common stock repurchases and the EquiServe and lock\line acquisitions.

Income taxes
DST's effective tax rate was 34.0% for the quarter and year ended December 31, 2002, compared to 35.1% for the prior year quarter and 35.4% for the year ended December 31, 2001. Excluding the taxes provided on the PAS transaction, the effective tax rate would have been 35.1% for the year ended December 31, 2001. The 2002 and 2001 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Stock Repurchase Program
During the quarter ended December 31, 2002, DST purchased 0.5 million shares at an average cost of $37.44 per share under previously announced share repurchase programs. The cost to settle all outstanding forward purchase agreements would be approximately $126 million for approximately 3.7 million shares. The agreements allow the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of December 31, 2002, DST had 6.2 million shares remaining to be purchased under existing authorized programs and
119.6 million shares outstanding.

Proforma Earnings Per Share
Effective January 1, 2002, the Company adopted, as required, SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses, among other things, how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. If SFAS 142 would have been adopted at January 1, 2001, the Company would have reported net income and diluted earnings per share as follows:

                                        Three months ended         Year ended
                                          December 31,             December 31,
                                         -----------------   -------------------
                                           2002     2001       2002       2001
                                         --------  -------   ---------  --------

  Reported net income (in millions)      $  45.4   $ 51.3    $ 209.0   $  228.2
  Add goodwill amortization (net of tax)              2.8                   9.4
                                         --------  -------   ---------  --------
  Adjusted net income                    $  45.4   $ 54.1    $ 209.0    $ 237.6
                                         ========  =======   =========  ========

  Diluted earnings per share
  Reported net income                    $  0.38   $ 0.42    $  1.72    $  1.81
  Add goodwill amortization (net of tax)             0.02                  0.07
                                         --------  -------   ---------  --------
  Adjusted net income                    $  0.38   $ 0.44    $  1.72    $  1.88
                                         ========  =======   =========  ========

2003 Outlook
The Company estimates diluted earnings per share for the first quarter 2003 of $0.43 to $0.45, excluding non-recurring items. The Company estimates diluted earnings per share for the full year 2003 of $1.89 to $1.94, excluding non-recurring items. These estimates reflect the lack of visibility of mutual fund shareowner account growth and expectations of limited revenue growth for the Output Solutions and Customer Management segments. There may be material differences between these estimates and actual results.

                                                                * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 19, 2002 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                        For the Three Months     For the Year
                                         ended December 31,   ended December 31,
                                           2002      2001      2002       2001
                                         --------  --------  --------  ---------

  Operating revenues                     $ 422.9   $ 415.7   $1,657.9  $1,656.0
  Out-of-pocket reimbursements             181.7     173.7      725.9     724.7
                                         --------  --------  --------  ---------

    Total revenues                         604.6     589.4    2,383.8   2,380.7

  Costs and expenses                       488.4     472.3    1,936.7   1,927.8
  Depreciation and amortization             41.2      49.0      143.8     159.4
                                         --------  --------  --------  ---------

  Income from operations                    75.0      68.1      303.3     293.5

  Interest expense                          (4.0)     (2.7)     (13.4)     (7.5)
  Other income (losses), net                (2.2)     16.7       20.2      36.2
  Gain on sale of PAS                                                      32.8
  Equity in earnings (losses) of
       unconsolidated affiliates            (0.1)     (3.2)       6.5      (1.5)
                                         --------  --------  --------  ---------

  Income before income taxes                68.7      78.9      316.6     353.5
  Income taxes                              23.3      27.6      107.6     125.3
                                         --------  --------  --------  ---------

  Net income                             $  45.4   $  51.3   $  209.0  $  228.2
                                         ========  ========  ========  =========

  Average common shares outstanding        119.5     120.4      120.0     122.6
  Diluted shares outstanding               120.5     122.9      121.7     126.0

  Basic earnings per share               $  0.38   $  0.43    $  1.74  $   1.86
  Diluted earnings per share             $  0.38   $  0.42    $  1.72  $   1.81

                                                     * * * * * *

  Net income before non-recurring items  $  52.9   $ 49.8    $ 215.8   $  201.2
  Diluted earnings per share before non-
      recurring items                    $  0.44   $ 0.41     $ 1.77   $   1.60

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer